Exhibit 10.29
Execution Copy

EMPLOYMENT AGREEMENT - PHILLIPS
This Employment Agreement, dated as of October 16, 2015 (the “Agreement”) is made by and between Electronic Funds Source LLC (the “Company”), Scott Phillips (the “Executive”) and, solely for purposes of Section 4, WEX, Inc. (“WEX”). This Agreement is contingent on and effective upon the completion of the closing (the “Closing”) of the purchase under the Unit Purchase Agreement dated October 18, 2015, by and among WEX, Mustang Holdco 1 LLC, Warburg Pincus Private Equity (E&P) XI – B, and other parties (the “UPA”) and shall be void if the Closing does not occur before the UPA is terminated in accordance with its terms.
The Company desires to employ the Executive to devote his full time to the business of the Company, and the Executive desires to be so employed.
The parties hereto, desiring to be legally bound, agree as follows:
1.    Employment. The Company agrees to employ the Executive, and the Executive agrees to be so employed, in the capacity of General Manager, Electronic Funds Source of the Company. The Executive will also be a Senior Vice President of WEX. The Executive shall perform such functions and undertake such responsibilities as are customarily associated with such capacity and such other responsibilities as the chief executive officer of WEX shall determine from time to time and to whom the Executive will report. The Executive’s employment with the Company under this Agreement shall be for a term beginning on the date on which the Closing occurs (the “Effective Date”) and ending on April 30, 2018, but may be ended sooner as provided in Sections 7 and 8 below. After April 30, 2018, if employment has not already ended, this Agreement shall cease to govern the Executive’s employment relationship with the Company but the expiration of this Agreement shall not terminate his employment. After such date, the Executive’s employment will continue on an at-will basis and he will be subject solely to the Company’s generally applicable severance policies for senior executives, except as provided under a future written agreement approved by WEX; provided that, notwithstanding the terms of such generally applicable severance policies to the contrary providing for lesser severance, the parties hereby agree that, following the expiration of this Agreement, the Executive will receive post-employment severance pursuant to the other applicable terms of such policies in an amount no less than 12 months of Executive’s base salary in effect at the time of the termination of Executive’s employment, and that such severance is conditioned on satisfaction of the terms of Section 7(f) hereof (or other comparable release under the policy), and that the separation and release agreement will include restrictive covenants at least as broad as those in the Noncompetition, Nonsolicitation, Confidentiality, and Inventions Agreement between the Company and the Executive of even date herewith (the “Restrictive Covenants Agreement”), as such agreement applies before April 30, 2018, for a post-employment duration of 24 months (extended if applicable in the same manner as set forth in Section 1(a)(iv) of that agreement), unless the parties mutually agree to other restrictive covenants terms for such separation and release agreement.

2.    Time and Efforts. The Executive shall diligently and conscientiously devote substantially all business time, attention and reasonable best efforts in discharging his duties to the Company and, as directed by the Company, to its affiliates, provided that Executive may participate in civic, charitable, religious, business, educational or professional associations so long as such participation does not interfere with the duties and obligations of the Executive hereunder.
3.    Compensation. Commencing as of the Effective Date, the Executive shall be paid Base Salary for his services at the biweekly rate of $15,384.62 (annualizing to $400,000.00 (the “Base Salary” and with the payroll frequency subject to change from time to time). The parties agree to review the Base Salary annually, and the Company may increase, but not decrease without the written consent of the Executive, the Base Salary. With respect to fiscal year 2015, Executive’s bonus opportunity shall remain the same as the bonus opportunity (including applicable goals and payment terms) in effect as of immediately prior to the Closing and will be paid in accordance with the terms of the Prior Employment Agreement (as defined below). For 2016 and 2017, the Company will provide an annual bonus opportunity (the “Bonus Opportunity”) providing a payout opportunity of 50% of Base Salary at a target level of performance, with the requirement that such bonus will be paid only if the Executive remains employed through the end of the applicable performance period (except as otherwise provided under Section 7(b)-(d) below).
4.    Special Retention Incentive. In the first open trading window that occurs at least 30 days following the Closing, the Executive shall receive a special retention grant (the “Special Grant”) under WEX’s 2010 Amended Equity and Incentive Plan (the “2010 Plan”) having an aggregate value at grant date (assuming target performance) equivalent to $2,000,000 comprised of 50% in the form of cash and 50% in the form of performance restricted stock units (“PRSUs”), with the PRSUs valued for purposes of this equivalency using the closing stock price for WEX on the date of grant. The Special Grant will include the opportunity, at threshold performance, to be paid out at a percentage of the cash and shares subject to the PRSUs in a percentage to be set forth in the applicable award agreement as mutually agreed to by Executive, the Company and WEX in good faith, at achievement of target performance, to be paid out at 100% of the cash and 100% of the shares subject to the PRSUs, and based on maximum performance, to be paid out at 200% of the cash and 200% of the shares subject to the PRSUs. The performance will be based on threshold, target and maximum performance targets to be established in good faith in consultation with Executive and later certified by the Compensation Committee of the WEX Board of Directors in a manner compliant with the 2010 Plan. The Special Grant will require service until December 31, 2017 (except as otherwise provided under Section 7(b)-(d) below) and satisfaction and certification of the applicable performance goals. The other terms of the Special Grant will be subject to the 2010 Plan and the individual award agreement. For the avoidance of doubt, the terms of this Agreement (including without limitation Sections 7(b)-(d) below) override the terms of the individual award agreements governing the Special Grant, notwithstanding any provisions to the contrary in such award agreements.
5.    Benefits. The Executive shall be entitled to participate in, and receive benefits from, any insurance, medical, disability or retirement plan of the Company and WEX that may be in effect from time to time during the term hereof and which shall generally be available to senior executives of the Company and WEX. The Executive will receive all perquisites generally offered to senior executive officers of WEX.
6.    Expense Reimbursement. The Company shall promptly reimburse the Executive for all reasonable expenses incurred in carrying out his duties under this Agreement. The Executive shall present to the Company from time to time an itemized account of such expenses in any form required by the Company. The Executive agrees to comply with any Company policies with respect to the incurrence or reimbursement of such expenses.
7.    Termination.
a.    Accrued Obligations. Upon any cessation of the Executive’s employment, the Company shall pay to the Executive in a lump sum within 30 days following the date employment ends (the “Termination Date”) or on such earlier date as legally required (i) any unpaid base salary or bonus (including the Special Grant) that has been earned (based on satisfaction of service requirements and, if applicable, certified performance goals (provided that such performance goals need not be certified as of the Termination Date)) with respect to a previously concluded fiscal year but not yet paid, (ii) any accrued but unused and unpaid vacation pay of the Executive (except as otherwise applicable Company policies may then provide), (iii) any unpaid business expense reimbursements due to the Executive under Section 6 of this Agreement and (iv) the amount of any unpaid compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in accordance with the terms of the applicable plan or arrangement and in accordance with any previous deferral elections made by the Executive thereunder (for the avoidance of doubt this clause (iv) shall not cause accelerated or delayed payment of amounts subject to Section 409A of the Internal Revenue Code of 1986 (“Section 409A” of the “Code”) if not provided for under the terms by which such amounts were or are deferred or otherwise permitted by Section 409A), in each case of clauses (i) through (iv) through the Termination Date (such obligations collectively, the “Accrued Obligations”).
b.    By the Company without Cause. The Company may, without Cause (as defined below), terminate the Executive’s employment at any time. In the event of a termination of the Executive’s employment by the Company without Cause effective on or before April 30, 2018, in addition to the Accrued Obligations and vested benefits in accordance with the applicable benefit plans and programs of the Company as in effect, and contingent on compliance with the release requirements of Section 7(f) below, the Executive shall receive the following:
i.    Salary Continuation. Continued payment of the Executive’s Base Salary as in effect immediately before the Termination Date, with payments beginning as provided under Section 7(f), for 12 months but with the payment made instead in a lump sum as provided under Section 7(f) if such termination by the Company without Cause occurs on or before the first anniversary of the Closing (which the parties agree was an event set forth in Treasury Regulation Section 1.409A-3(i)(5)(i));

ii.    Prorated Annual Bonus. Payment of a prorated annual bonus for the fiscal year of termination, with the proration based on the number of days during such fiscal year that the Executive is employed by the Company, WEX, or their affiliates (and crediting any pre-Closing service) over 365; the bonus for proration is the bonus arrangement covering the Executive at the Termination Date for the fiscal year of termination, using the actual achievement to the Termination Date based on the performance factors as adjusted to such date, and with payment to be made within the 90 days following the calendar year with respect to which the bonus would have been paid (on the date other similarly situated executives receive this bonus), provided that payment shall be accelerated to the date provided under Section 7(f) if a lump sum is due under Section 7(b)(i); notwithstanding the foregoing, if the annual bonus is intended to be “performance-based compensation” for purposes of Section 162(m) of the Code (“Section 162(m)”), the payment will be made only if the achievement also satisfies the rules of Section 162(m) after proper certification of such performance;
iii. Special Grant Treatment.
I.    if the Termination Date occurs on or before December 31, 2016, payment of a prorated portion of the Special Grant, with (w) the amount determined based on satisfaction and certification of the prorated performance and performance goals applicable to 2016, (x) the proration based on the number of days that the Executive is employed by the Company, WEX, or their affiliates after the Effective Date over the number of days between the Effective Date and December 31, 2016, (y) the result capped so that no more than 50% of the Special Grant at target (or 100% of the Special Grant at maximum if performance equates to maximum) can be earned, and (z) payment to be made in 2017 after such performance is certified;
II.    if the Termination Date occurs after December 31, 2016 and before December 31, 2017, payment of a prorated portion of the Special Grant, with (x) the amount determined based on satisfaction and certification of the prorated performance and performance goals applicable to 2016 and 2017 taken together, (y) the proration based on the number of days that the Executive is employed by the Company, WEX, or their affiliates after the Effective Date over the number of days between the Effective Date and December 31, 2017, and (z) payment to be made in 2018 after such performance is certified; and
iv.    if and while the Executive is eligible for and elects continuation health (“COBRA”) coverage, payment of 100% of the premium (including any additional administration fee) for COBRA coverage for the Executive, the Executive’s spouse and his or her qualifying dependents, until the shorter of 12 months following the Termination Date or the date COBRA eligibility ends, as such premiums become due, provided that the Company’s payment for COBRA coverage shall only apply if and while permitted under applicable tax laws as nondiscriminatory.

c.    By the Executive for Good Reason. The Executive may resign for Good Reason at any time (subject to the notification and other procedural requirements provided below) effective on or before April 30, 2018 and receive the same payments as provided under Section 7(b), subject to the same conditions as that subsection. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events after the Closing without the Executive’s prior written consent (which consent includes any matters covered by this Agreement):
i.    a material diminution in the Executive’s title, authority, reporting relationship, duties or responsibilities then in effect; provided that the Executive agrees that becoming the General Manager, Electronic Funds Source of the Company as a subsidiary of WEX and the related changes to authority, reporting relationship, duties, or responsibilities at Closing does not constitute such a material diminution (nor, if a future decision is made with respect to a reallocation of the corporate payments business, would the Executive’s ceasing to have oversight of that business);
ii.    a decrease in the Executive’s Base Salary or Bonus Opportunity;
iii.    a relocation by the Company of the Executive’s primary work location more than 50 miles from his work location in effect immediately prior to such relocation; or
iv.    a material breach by the Company of this Agreement;
provided; however, that the Executive’s resignation will not be treated as for Good Reason unless (i) he provides written notice of an event that he considers to constitute Good Reason within 90 days of its occurring, (ii) the Company fails to cure the Good Reason within 30 days after receiving such notice provided such event is capable of cure, and (iii) the Executive resigns within 120 days following the Company’s failure to reasonably cure such Good Reason.
d.    Termination by the Company due to Death or Disability. The Executive’s employment will end upon his death while employed. The Company may terminate the Executive’s employment at any time due to the Executive’s inability to perform his functions due to disability as determined by the Company under Section 409A(a)(2)(C). On either death or disability on or before April 30, 2018, the Executive or his heirs shall receive (i) the Accrued Obligations, (ii) vested benefits in accordance with the applicable benefit plans and programs of the Company as in effect and (iii) the bonus components described in Sections 7(b)(ii) and 7(b)(iii) (under I or II as applicable), the bonus components being paid at the same time as though he had remained employed. No other severance is due on such termination.

e.    By the Executive without Good Reason. The Executive may terminate his employment without Good Reason by giving 30 days’ written notice to the Company. In such event, at the sole discretion of the Company, the Executive shall continue to render his services for such 30 day period (unless earlier released by the Company, which date of release from employment would then be treated as the Termination Date) and, in any event, shall be paid his Accrued Obligations, but he shall not receive any payment thereafter (other than vested benefits under the Company’s employee benefit plans) nor shall any stock option or other equity incentive that is not otherwise vested or nonforfeitable on the date of termination become vested or nonforfeitable thereafter (unless otherwise provided in the relevant plan or award agreement).
f.    Termination-Related Release. The Company’s obligation to provide severance pay and other benefits under Section 7(b) or 7(c) is subject to the Executive’s signing a customary separation agreement and release of claims in favor of the Company and its Affiliates and agents in the form to be provided by the Company in connection with such termination (and containing a general release of releasable claims other than to severance as provided herein and vested benefits and will include other customary topics such as return of property and post-employment cooperation), which agreement becomes enforceable within 60 days (or such shorter period as the Company specifies) following the Termination Date (the “Release”).  The “Release Effective Date” is the date the Release becomes enforceable, provided that if the 60 day period for providing an enforceable Release extends into a calendar year subsequent to the year containing the Termination Date, the Release Effective Date will be no earlier than the first business day of such subsequent year. Payment will be made in (or, for installments, beginning in) the first payroll period that commences after the Release Effective Date, except for any further delays required by Section 16 hereof for compliance with Section 409A.
8.    Termination for Cause
a.    The Company may, for Cause, terminate the Executive’s employment at any time (subject to the notification and other procedural requirements provided below) by notifying the Executive of such termination and the Cause therefore. In such event, this Section 8 shall apply and the only payments due will be the Accrued Obligations and vested benefits under the Company’s employee benefit plans.
b.    “Cause” shall mean the Executive’s:
i.    willful failure to substantially perform his duties as an employee of WEX or any subsidiary thereof (other than any such failure resulting from incapacity due to physical or mental illness) or knowing violation of WEX’s Code of Business Conduct and Ethics;
ii.    gross negligence or willful misconduct in the performance of his duties as an employee of the Company or WEX;

iii.    commission of a material breach of fiduciary duty or a material act of dishonesty against the Company or WEX; or
iv.    conviction of, or the entry of a pleading of guilty or nolo contendere to, any crime involving fraud, embezzlement, misappropriation of funds, moral turpitude or any felony;
provided; however, that the Executive’s employment may not be terminated for Cause under clause i. above unless (i) the Executive fails to cure his action or omission that are alleged to constitute Cause within 30 days after receiving written notice from the Company describing such actions or omissions in reasonable detail, provided such action or omission is capable of cure, and (ii) the Company terminates Executive within 120 days following the Executive’s failure to reasonably cure (if applicable) such action or omission alleged to constitute Cause.
9.    Noncompetition, Nonsolicitation, Confidentiality, and Inventions Agreement. As a condition of continued post-Closing employment, the Executive is entering into the Restrictive Covenants Agreement (which also subject to being void if the Closing does not occur before the UPA is terminated in accordance with its terms).
10.    Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party.
If to the Company:
Electronic Funds Source LLC
c/o WEX Inc.
97 Darling Avenue
South Portland, ME 04106
Attn: Jenifer Rinehart, SVP Human Resources
With a copy to:
WEX Inc.
                97 Darling Avenue.
                South Portland, ME 04106
                Attn: Hilary Rapkin, SVP General Counsel

If to the Executive:
To the latest address on the personnel records of the Company.
11.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee, without regard to its choice of laws provisions.
12.     Indemnification. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law from any costs, fees, expenses, losses or damages in connection with any actions taken by him or any inaction on his part, in each case while acting in the capacity as an officer of the Company or its subsidiaries and so long as the Executive acted in good faith and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the Executive’s conduct was unlawful. During the term of this Agreement, the Executive shall be entitled to the same officers’ liability insurance coverage that the Company or WEX provides generally to its other officers, as may be amended from time to time for such officers.
13.    Amendments. This Agreement may be amended only in writing, signed by the parties hereto and with the written consent of WEX to any such amendment.
14.    Non-waiver. Any delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.
15.    Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.
16.    409A Compliance. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A and the regulations thereunder (as determined by the Company in its sole discretion and by which determination the Executive agrees to be bound), and a payment or benefit provided for in this Agreement or otherwise would be subject to additional tax under Section 409A if such payment or benefit is paid within six months after the Executive’s termination, then such payment or benefit required under this Agreement or otherwise shall not be paid (or commence) during the six month period immediately following the Executive’s termination. In such an event, any payments or benefits that would otherwise have been made or provided during such six month period and which would have incurred such additional tax under Section 409A shall instead be paid to the Executive in a lump-sum cash payment, without interest, on the earlier of (a) the first business day of the seventh month following the Executive’s termination or (b) the tenth business day following the Executive’s death. To the extent that any expenses, reimbursement, fringe benefit or other similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including that such amount may not be liquidated or exchanged for any other benefit, no reimbursement under this Agreement may occur later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred and the amount of expenses eligible for reimbursement to be provided during any taxable year shall not affect the expenses eligible for reimbursement to be provided in any other taxable year. In addition, “termination” as used throughout the Agreement shall mean “separation from service” by the Executive with respect to the Company within the meaning of Treas. Reg. Section 1.409A-1(h)(1), and any amounts payable to the Executive hereunder upon his termination of employment that are treated as “non-qualified deferred compensation” under Section 409A shall not be paid to the Executive until he has incurred a separation from service within the meaning of Section 409A. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. The parties agree that the terms and provisions of this Agreement shall be interpreted and construed in accordance with and to avoid subjecting Executive to “additional tax” under Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, it is intended that that the payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A.
17.    Prior Agreements; Superseding Effect. As of the Closing, the Company and the Executive agree that any prior agreements with respect to the employment of the Executive with EFS (including the Executive’s Employment Agreement made and entered into with Electronic Funds Source LLC (“EFS”) as of May 29, 2014 (the “Prior Employment Agreement”)), notwithstanding any language that purports to permit the survival of any terms beyond the termination or expiration of such agreement, shall be void and the terms thereof shall be of no further force or effect, and the terms of this Agreement shall control all aspects of the Executive’s employment with the Company and all other matters addressed herein. For the avoidance of doubt, the Executive confirms that (i) upon Closing he will not be entitled to severance and other post-employment compensation pursuant to the Prior Employment Agreement nor under any generally applicable severance policy or plan applicable to senior officers or other employees (until, while employed, he has ceased to be potentially eligible for severance hereunder and subject to the last sentence of Section 1) and (ii) he waives any right to resign for Good Reason pursuant to Section 9(d) of the Prior Employment Agreement (with immediate effect on signing this Agreement but with such waiver canceled if the Closing does not occur). This Agreement also supersedes any oral agreements or understandings with respect to the terms of the Executive’s employment.
18.    Mitigation. The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as a result of employment by another employer after the date the Executive’s employment hereunder terminates or by offset against any amount claimed to be owed by the Executive to the Company or otherwise. The parties’ respective obligations hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation any setoff, counterclaim, recoupment, defense or other right which the other party hereto may have.
19.    Survival. The parties’ rights and obligations set forth in the last sentence in Section 1 and in Sections 9 through 18 shall survive the termination or expiration of this Agreement and the Executive’s employment.

[Remainder of page intentionally left blank. Signature page follows.]

In witness whereof, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first written above.

Electronic Funds Source LLC
By: /s/ Scott Bojczuk
Name: Scott Bojczuk
Title: Executive Vice President and General Counsel

WEX, Inc.
By: /s/ Nicola Morris
Name: Nicola Morris
Title: Senior Vice President

Executive
By: /s/ Scott Phillips
Scott Phillips

ActiveUS 148218114v.15